Exhibit 10.6

AMENDMENT TO ADVISORY BOARD AGREEMENT

This Amendment to Advisory Board Agreement (this “Amendment”) is executed this 1st day of February, 2022 (the “Effective Date”), by and between BIOLIFE4D, a Delaware limited liability company formerly known as BIOGEN3D Corporation (the “Company”) and Janet Zoldan (“Advisor”).

WHEREAS, the Company and Advisor are parties to that certain Advisory Board Agreement, dated June 8, 2017 (the “Agreement”) (all capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement); and

WHEREAS, the Company and Advisor desire to amend certain provisions of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the provisions and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Advisor, intending to be legally bound, hereby agree as follows:

1.	Amendment to Agreement. The Agreement is hereby amended as follows: Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

2.	Acknowledgments. The Company and Advisor hereby acknowledge and agree as follows:

a.	The Company has paid all compensation due to Advisor pursuant to the Agreement for any and all services provided by Advisor to the Company prior to January 1, 2022; and
b.	as of January 1, 2022, Advisor owns (i) 2,500 shares of non-voting common stock of the Company, and (ii) options to purchase 10,000 shares of non-voting common stock of the Company.

3.	Force and Effect of Agreement. Except as expressly modified hereby, the Agreement and all exhibits thereto are in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall be effective upon execution and delivery by each of the parties as of the Effective Date. From and after the Effective Date, any reference to the Agreement, as the case may be, shall be deemed a reference to the Agreement as amended hereby.

4.	Governing Law. This Amendment will be governed by Illinois law without regards to its conflict of laws provisions.

5.	Counterparts. This Amendment may be executed in one or more counterparts, including facsimile or electronic counterparts, each of which shall be deemed to be an original copy of this Amendment, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF, .tiff or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by affixing their signatures where indicated below.

COMPANY:		ADVISOR:

BIOLIFE4D CORPORATION

By:	/s/ Steven Morris	/s/ Janet Zoldan
Name:	Steven Morris	Janet Zoldan
Its:	Chief Executive Officer

[Signature Page to Amendment to Advisory Board Agreement]

Exhibit A

“Services”:

Effective as of February 1, 2022, “Services” shall be as follows:

A.	Be reasonably accessible to the Company via phone and/or Zoom to provide guidance on overall strategy, laboratory setup and development, research strategy and techniques, research development and implementation, current lab operations and research, and other issues on an as needed basis.

“Compensation”:

Effective as of January 1, 2022, “Compensation” shall be as follows:

The Company shall pay Advisor $400 per hour for time spent on any formally setup phone conference or Zoom meeting in which Advisor is providing specific research guidance to Senior Science Staff at BIOLIFE4D.